METASOURCE GROUP, INC. ACQUIRES INTERNATIONAL TRADE AND DEVELOPMENT GROUP

New York/London--- December 18, 2002--- MetaSource Group, Inc. today announced its acquisition of International Trade and Development Group Ltd (ITD) of London. ITD is the parent of Craft Digital, Craft Media and OutsourceWorld. The acquisition broadens MetaSource's marketing solutions and software services for global businesses.

ITD marketing and software solutions include email and wireless marketing application development, data procurement and management, market research and events planning. ITD is also the organizer of OutSourceWorld, held in New York and London, the world's leading meeting place for outsourcing vendors and buyers. Top clients include McCann Erickson, Reeds Exhibitions, the Financial Times, Penton Media, Faulds and AutoTrader.

Commenting on the merger, James Freeman, Managing Director of ITD, said "ITD has seen steady growth in sales and cash flow despite the general cutback in marketing budgets. Joining the MetaSource family creates a slew of new opportunities to enhance our service offerings to our clients in Europe and the US."

Courtney Smith, CEO and Chairman of MetaSource Group, said "ITD brings a wealth of assets to our company, from both a marketing and application devlopment perspective. We intend to exploit immediate opportunities toward new sales and offerings as ITD works with our other subsidiaries."

For further information on ITD, please visit www.craft-digital.com or www.outsourceworld.org.

MetaSource Group is a consortium of companies that design and implement software and provide research and consulting services to businesses around the world. Services range from application development to research on current IT trends to conferences and publications for IT decisionmakers from the world's leading companies.

MetaSource trades in the US under the symbol MTSRE and is headquartered in New York City, with offices throughout the US and the UK. For further information please visit www.metasourcegroup.com.

For more information:

For ITD, James Freeman, London, England, 44 870 774 0016

For MetaSource Group, Rajul Mathur, New York, NY 646 805 5141

Certain of the above statements contained in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with the Company's future growth and operating results, the uncertainty of market acceptance of the Company's products, technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.